ASSET PURCHASE AGREEMENT



                             dated October 10, 2002



                                      among



                         Infotech Solutions Corporation

             Certain Stockholders of Infotech Solutions Corporation



                                       and

                           BCGI Billing Services, Inc.
                          a wholly-owned subsidiary of
                        Boston Communications Group, Inc.

                                       and

                        Boston Communications Group, Inc.



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                                        i





                                                               TABLE OF CONTENTS

                                                                            Page

ARTICLE I  THE ASSET PURCHASE..................................................1
   1.1        Purchase and Sale of Assets......................................1
   1.2        Assumption of Liabilities........................................1
   1.3        Purchase Price; Goodwill Deferred Payment........................1
   1.4        Escrow...........................................................4
   1.5        The Closing......................................................5
   1.6        Allocation.......................................................6
   1.7        Post-Closing Adjustments.........................................6
   1.8        Further Assurances...............................................8
   1.9        Guaranty.........................................................8
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLER........................8
   2.1        Organization, Qualification and Corporate Power..................8
   2.2        [Intentionally Omitted.].........................................9
   2.3        Authorization of Transaction.....................................9
   2.4        Noncontravention.................................................9
   2.5        No Subsidiaries..................................................9
   2.6        Financial Statements............................................10
   2.7        Absence of Certain Changes......................................10
   2.8        Undisclosed Liabilities.........................................10
   2.9        Tax Matters.....................................................10
   2.10       Ownership and Condition of Assets...............................11
   2.11       Owned Real Property.............................................12
   2.12       Real Property Leases............................................12
   2.13       Intellectual Property...........................................13
   2.14       Contracts.......................................................14
   2.15       Accounts Receivable.............................................16
   2.16       Powers of Attorney..............................................16
   2.17       Insurance.......................................................16
   2.18       Litigation......................................................16
   2.19       Warranties......................................................16
   2.20       Employees.......................................................17
   2.21       Employee Benefits...............................................17
   2.22       Environmental Matters...........................................19
   2.23       Legal Compliance................................................19
   2.24       Customers and Suppliers.........................................19
   2.25       Permits.........................................................20
   2.26       Certain Business Relationships With Affiliates..................20
   2.27       Brokers' Fees...................................................20
   2.28       Books and Records...............................................20
   2.29       Disclosure......................................................20
   2.30       Projections.....................................................20
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE PARENT........21
   3.1        Organization and Corporate Power................................21
   3.2        Authorization of the Transaction................................21
   3.3        Noncontravention................................................21
   3.4        Financial Condition.............................................21
ARTICLE IV PRE-CLOSING COVENANTS..............................................22
   4.1        Closing Efforts.................................................22
   4.2        Governmental and Third-Party Notices and Consents...............22
   4.3        Stockholder Approval............................................23
   4.4        Operation of Business...........................................23
   4.5        Access to Information...........................................25
   4.6        Notice of Breaches..............................................25
   4.7        Exclusivity.....................................................26
   4.8        Bulk Transfers Law..............................................26
ARTICLE V  CONDITIONS TO CLOSING..............................................26
   5.1        Conditions to Obligations of each Party.........................26
   5.2        Conditions to Obligations of the Buyer..........................27
   5.3        Conditions to Obligations of the Seller.........................28
ARTICLE VI POST-CLOSING COVENANTS.............................................29
   6.1        Proprietary Information.........................................29
   6.2        Solicitation and Hiring.........................................30
   6.3        Non-Competition.................................................30
   6.4        Tax Matters.....................................................31
   6.5        Sharing of Data.................................................31
   6.6        Use of Name.....................................................31
   6.7        Cooperation in Litigation.......................................31
   6.8        Collection of Accounts Receivable...............................32
   6.9        Employees.......................................................32
   6.10       Dissolution of Seller Corporation...............................32
ARTICLE VII         INDEMNIFICATION...........................................32
   7.1        Indemnification by the Seller...................................32
   7.2        Indemnification by the Buyer....................................33
   7.3        Indemnification Claims..........................................34
   7.4        Survival of Representations and Warranties......................37
   7.5        Limitations.....................................................37
   7.6        Treatment of Indemnity Payments.................................38
ARTICLE VIII        TERMINATION...............................................38
   8.1        Termination of Agreement........................................38
   8.2        Effect of Termination...........................................39
ARTICLE IX DEFINITIONS........................................................39
ARTICLE X  MISCELLANEOUS......................................................52
   10.1       Press Releases and Announcements................................52
   10.2       No Third Party Beneficiaries....................................52
   10.3       Entire Agreement................................................52
   10.4       Succession and Assignment.......................................53
   10.5       Counterparts and Facsimile Signature............................53
   10.6       Headings........................................................53
   10.7       Notices.........................................................53
   10.8       Governing Law...................................................54
   10.9       Amendments and Waivers..........................................54
   10.10      Severability....................................................54
   10.11      Expenses........................................................54
   10.12      Specific Performance............................................55
   10.13      Construction....................................................55
   10.14      Dispute Resolution..............................................55
Exhibits

Exhibit A -                Escrow Agreement
Exhibit B -                Bill of Sale
Exhibit C -                Trademark Assignment
Exhibit D -                Instrument of Assumption
Exhibit E -                Opinion of Seller's counsel
Exhibit F-                 Employment Agreements of David N. Packhem, Jr.,
                                 H. William Oliver and Allan L. Fairfield
Exhibit G -       .........Opinion of Buyer's Counsel

Schedules

Schedule 1.1(b) -          Excluded Assets
Schedule 1.3(b) -          Example of Goodwill Deferred Payments
Schedule 1.6 -             Allocation of Purchase Price
Schedule 1.7(a) -          Certain Accounting Methods
Schedule 5.2(a)(ii) -      List of Required Third-Party Consents
Schedule 9 -               Description of Voyager Billing Product
Disclosure Schedule


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                                     - 10 -










                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement is entered into as of October 10, 2002 by and among BCGI Billing Services, Inc., a Delaware corporation (the "Buyer"), which is a wholly-owned subsidiary of Boston Communications Group, Inc., a Massachusetts corporation (the "Parent"), the Parent and Infotech Solutions Corporation, a Maine corporation (the "Seller") and (solely for purposes of Section 4.3(d) hereof) the stockholders of the Seller listed on the signature page hereto.

         This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets and assume certain of the liabilities of the Seller.

         Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article IX.

         In consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I

                               THE ASSET PURCHASE

1.1      Purchase and Sale of Assets.

(a) Upon and subject to the terms and conditions of this Agreement, the Buyer shall purchase from the Seller, and the Seller shall sell, transfer, convey, assign and deliver to the Buyer, at the Closing, for the consideration specified below in this Article I, all right, title and interest in, to and under the Acquired Assets.

(b)      Notwithstanding the provisions of Section 1.1(a), the Acquired Assets shall not include the Excluded Assets.

1.2      Assumption of Liabilities.

(a) Upon and subject to the terms and conditions of this Agreement, the Buyer shall assume and become responsible for, from and after the Closing, the Assumed Liabilities.

(b) Notwithstanding the terms of Section 1.2(a) or any other provision of this Agreement to the contrary, the Buyer shall not assume or become responsible for, and the Seller shall remain liable for, the Retained Liabilities.

1.3      Purchase Price; Goodwill Deferred Payment.

(a) The Purchase Price to be paid by the Buyer for the Acquired Assets at the Closing shall be Three Million Five Hundred Thousand Dollars ($3,500,000.00). In addition, the Purchase Price will include a deferred payment for Seller's goodwill in accordance, and subject to, the terms of Section 1.3(b) below.

(b) In any of the years ending December 31, 2003, 2004 and 2005, if the Qualifying Revenue for such year exceeds the Base Sales Amount, then Buyer shall pay to Seller an additional and contingent payment for Seller's goodwill (each, a "Goodwill Deferred Payment") for such year, calculated as set forth below. In determining the amount of any Goodwill Deferred Payment, any amount calculated as less than zero shall be treated as zero. No Goodwill Deferred Payment may be earned for revenues recognized after December 31, 2005 except as determined in accordance with the 2005 Qualifying Revenue Adjustment Amount.

(i) With respect to the year ending December 31, 2003, the amount of the Goodwill Deferred Payment (the "2003 Goodwill Deferred Payment") shall be equal to the amount of 2003 Qualifying Revenue minus the Base Sales Amount, but not to exceed $1,000,000.

(ii) With respect to the year ending December 31, 2004, the amount of the Goodwill Deferred Payment (the "2004 Goodwill Deferred Payment") shall be equal to the sum of:

(1) the amount of the 2004 Qualifying Revenue minus the Base Sales Amount (but not to exceed an amount equal to: (x) $1,000,000 minus (y) the
            2003 Goodwill Deferred Payment), plus

(2)      sixty percent (60%) of the amount by which the 2004 Qualifying Revenue exceeds the sum of (x) the Base Sales Amount plus (y)
                           $1,000,000;

provided, however, that in no event shall the sum of the 2003 Goodwill Deferred Payment and the 2004 Goodwill Deferred Payment exceed an aggregate of $2,000,000.

(iii) With respect to the year ending December 31, 2005, the amount of the Goodwill Deferred Payment (the "2005 Goodwill Deferred Payment") shall be equal to the sum of:

(1) the amount of the 2005 Qualifying Revenue minus the Base Sales Amount (but not to exceed an amount equal to (x) $1,000,000 minus (y) the 2003 Goodwill Deferred Payment minus (z) the portion of the 2004 Goodwill Deferred Payment determined in accordance with Section 1.3(b)(ii)(1) above), plus

(2) sixty percent (60%) of the amount by which the 2005 Qualifying Revenue exceeds the sum of (x) the Base Sales Amount plus (y) $1,000,000 (but not to exceed an amount equal to (A) $1,000,000 minus (B) the portion of the 2004 Goodwill Deferred Payment determined in accordance with Section 1.3(b)(ii)(2) above), plus

(3)      fifty percent (50%) of the amount by which the 2005 Qualifying Revenue exceeds the sum of (A) the Base Sales Amount plus (B)
                           $2,667,000;

provided, however, that in no event shall the sum of the 2003 Goodwill Deferred Payment, the 2004 Goodwill Deferred Payment and the 2005 Goodwill Deferred Payment exceed an aggregate of $3,500,000. Schedule 1.3(b) attached hereto sets forth examples of such payments described in this Section 1.3(b).

(iv) The Buyer shall use commercially reasonable efforts to maximize Qualifying Revenue hereunder. The Buyer shall maintain separate records of the Qualifying Revenue under this Agreement in accordance with its accounting practices. Commencing with the fiscal quarter ending March 31, 2003 and continuing until the fiscal quarter ending March 31, 2006 (but not including the fourth quarter in any such fiscal year), the Buyer shall deliver to Seller, within 45 days after the end of such fiscal quarter, quarterly reports reflecting the Qualifying Revenues as of the date of such report and identifying any customers lost and other customers from whom revenues received have been significantly below Buyer's projections. For each of the years ending December 31, 2003, 2004 and 2005, the Buyer shall prepare and deliver, or cause to be delivered, to the Seller at a reasonable time after the determination of the Qualifying Revenue for each such year (but in no event later than March 31 of the following year), a certificate of the Buyer's Chief Financial Officer stating the determination of the Qualifying Revenue for such calendar year (and, if applicable, any previous years), which statement shall set forth in reasonable detail the basis for such determination (the "Statement of Qualifying Revenue") and the amount of the Goodwill Deferred Payment, if any, to be made by the Buyer. On March 31 of the applicable year, the Seller shall pay the applicable Goodwill Deferred Payment, if any, calculated in accordance with this Section 1.3(b) by wire transfer or other delivery of immediately available funds. At any time a payment is to be made to the Seller under this Section 1.3(b)(iv), five percent (5%) of such payment shall be made to Pasco Business Trust d/b/a Peter A. Sokoloff & Co. in lieu of being made to the Seller (using wiring instructions supplied to the Buyer by said party) and the balance of such payment shall be paid to the Seller.

(v) The Seller shall have the right to examine and audit, at its own cost and expense, the books and records and accounting papers of the Buyer as reasonably necessary to determine the Qualifying Revenue during normal business hours upon reasonable advance written notice. The Seller shall deliver to the Buyer, by the applicable Goodwill Deferred Objection Deadline Date, either a notice indicating that the Seller accepts the applicable Statement of Qualifying Revenue or a statement describing in reasonable detail its objections (if any) to such Statement of Qualifying Revenue. If the Seller delivers to the Buyer a notice accepting the applicable Statement of Qualifying Revenue, or the Seller does not deliver a written objection to such Statement of Qualifying Revenue by the Goodwill Deferred Objection Deadline Date, then, effective as of the earlier of
(A) the date of delivery of such notice of acceptance or (ii) the close of business on the Goodwill Deferred Objection Deadline Date, such Statement of Qualifying Revenue, including the Goodwill Deferred Payment, if any, shown thereon to be made by the Buyer, shall be final. If the Seller timely objects to the applicable Statement of Qualifying Revenue, the Buyer and the Seller shall use reasonable efforts to resolve such objections. If the Buyer and the Seller are unable to resolve such dispute within 20 days of an objection by the Seller, the Buyer and the Seller shall by mutual agreement, within 15 days following the expiration of such 20-day period, appoint an Accountant, who shall review such Statement of Revenue and determine the amount of Qualifying Revenue within 30 days of such appointment. The Accountant's determination of the applicable Qualifying Revenue shall be final and binding upon the Buyer and the Seller and the fees and expenses of such Accountant shall be shared equally by Buyer and Seller. Within three business days after the date on which the applicable Statement of Qualifying Revenue shall become final in accordance with the foregoing, subject to the provisions of clause (vi) below, the Buyer shall pay to the Seller, by wire transfer or other delivery of immediately available funds, the amount of the additional Goodwill Deferred Payment, if any, shown on such final Statement of Qualifying Revenue, as determined by the Accountant or otherwise agreed to by the Seller and Buyer.

(vi) Notwithstanding the foregoing, the Buyer shall have the right to set-off from any Goodwill Deferred Payments that the Buyer is required to make to the Seller pursuant to this Section 1.3(b) the amount of Damages for which the Seller, as of the date on which such Goodwill Deferred Payment shall otherwise be payable by the Buyer (an "Goodwill Deferred Payment Date"), shall have been finally determined to be obligated to indemnify the Buyer pursuant to Article VII hereof. In the event that, on or before any Goodwill Deferred Payment Date, the Buyer shall have delivered to the Seller a Claim Notice with respect to any claim for indemnification pursuant to Article VII hereof that has not been fully resolved as of such Goodwill Deferred Payment Date, the Buyer shall pay into the Escrow Fund any Goodwill Deferred Payments (in an amount not to exceed the Claimed Amount specified in such Claim Notice) until such matter has been fully resolved in accordance with Section 7.3 hereof. Within three (3) business days of the resolution of such matter in accordance with Section 7.3 hereof, the Parties shall notify the Escrow Agent in writing of the resolution of such matter and shall instruct the Escrow Agent to distribute the Claimed Amount in accordance with such resolution.

1.4 Escrow. At the Closing, the sum of $300,000 of the Purchase Price payable by the Buyer at Closing shall be paid by the Buyer to the Escrow Agent for the purpose of (i) securing the indemnification obligations of the Seller set forth in this Agreement and (ii) to cover any post-closing Working Capital adjustments that the Seller may be required to pay to the Buyer pursuant to Section 1.7 below. Notwithstanding the foregoing, 50% of the amount remaining in the Escrow Fund (other than amounts paid into the Escrow Fund pursuant to Section 1.3b(vi)), net of any then pending claims of the Buyer for indemnification, shall be paid to the Seller on the first anniversary of the Closing Date. All such amounts remaining in the Escrow Fund (other than amounts paid into the Escrow Fund pursuant to Section 1.3b(vi) shall be paid to the Seller on the second anniversary of the Closing Date. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

1.5      The Closing.

(a) The Closing shall take place at the offices of Hale and Dorr LLP in Waltham, Massachusetts commencing at 9:00 a.m. local time on the Closing Date, or at such other date, time and place as may be agreed upon by the parties. All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

(b)      At the Closing:

(i)      the Seller shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 5.2;

(ii)     the Buyer shall deliver to the Seller the various certificates, instruments and documents referred to in Section 5.3;

(iii) the Seller shall execute and deliver to the Buyer a bill of sale in substantially the form attached hereto as Exhibit B, one or more trademark assignments in substantially the form attached hereto as Exhibit C, and such other instruments of conveyance (such as assigned certificates or documents of title, and assigned negotiable instruments) as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets;

(iv) the Buyer shall execute and deliver to the Seller an instrument of assumption in substantially the form attached hereto as Exhibit D and such other instruments as the Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;

(v)      the Buyer shall execute and deliver to each of David N. Packhem, Jr.,
              H. William Oliver and Allan L. Fairfield, employment
agreements   in substantially the forms attached hereto as Exhibit F-1, Exhibit
             F-2 and Exhibit F-3, respectively.

(vi) the Buyer shall pay to the Seller, payable by wire transfer or other delivery of immediately available funds to an account designated by the Seller, the Purchase Price to be paid at the Closing as set forth in Section 1.3, less the amount to be deposited in escrow pursuant to Section 1.4;

(vii) the Buyer, the Seller and the Escrow Agent shall execute and deliver the Escrow Agreement and the Buyer shall deposit funds with the Escrow Agent in accordance with Section 1.4;

(viii)   the Seller shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets of a tangible nature; and

(ix) the Buyer and the Seller shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

1.6 Allocation. The Buyer and the Seller agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets and the non-solicitation and non-competition covenants set forth in Sections 6.2 and 6.3 for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Schedule 1.6.

1.7      Post-Closing Adjustments.  The Purchase Price set forth in Section 1.3 shall be subject to adjustment after the Closing Date as follows:

(a) Within 30 days after the Closing Date, the Buyer shall prepare and deliver to the Seller the Draft Closing Balance Sheet. The Buyer shall prepare the Draft Closing Balance Sheet in accordance with GAAP applied on a basis consistent with the application of GAAP to the Buyer's preparation of its financial statements and the Most Recent Balance Sheet, which shall set forth the Working Capital of the Seller as of the Closing Date. Without limiting the generality of the foregoing, the accounting methods described on Schedule 1.7(a) attached hereto shall apply in connection with the preparation of the Draft Closing Balance Sheet.

(b) The Seller shall deliver to the Buyer, by the Objection Deadline Date, either a notice indicating that the Seller accepts the Draft Closing Balance Sheet or a detailed statement describing its objections (if any) to the Draft Closing Balance Sheet. If the Seller delivers to the Buyer a notice accepting the Draft Closing Balance Sheet, or the Seller does not deliver a written objection to the Draft Closing Balance Sheet by the Objection Deadline Date, then, effective as of the earlier of (i) the date of delivery of such notice of acceptance or (ii) the close of business on the Objection Deadline Date, the Draft Closing Balance Sheet shall be deemed to be the Final Closing Balance Sheet. If the Seller timely objects to the Draft Closing Balance Sheet, such objections shall be resolved as follows:

(i) The Buyer and the Seller shall first use reasonable efforts to resolve such objections.

(ii) If the Buyer and the Seller do not reach a resolution of all objections set forth on the Seller's statement of objections within 30 days after delivery of such statement of objections, the Buyer and the Seller shall, within 30 days following the expiration of such 30-day period, engage the Accountant, pursuant to an engagement agreement executed by the Buyer, the Seller and the Accountant, to resolve any remaining objections set forth on the Seller's statement of objections (the "Unresolved Objections").

(iii) The Buyer and the Seller shall jointly submit to the Accountant, within 10 days after the date of the engagement of the Accountant (as evidenced by the date of the engagement agreement), a copy of the Draft Closing Balance Sheet, a copy of the statement of objections delivered by the Seller to the Buyer, and a statement setting forth the resolution of any objections agreed to by the Buyer and the Seller. Each of the Buyer and the Seller shall submit to the Accountant (with a copy delivered to the other Party on the same day), within 45 days after the date of the engagement of the Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections. Each of the Buyer and the Seller may (but shall not be required to) submit to the Accountant (with a copy delivered to the other Party on the same day), within 60 days after the date of the engagement of the Accountant, a memorandum responding to the initial memorandum submitted to the Accountant by the other Party. Unless requested by the Accountant in writing, neither Party may present any additional information or arguments to the Accountant, either orally or in writing.

(iv) Within 60 days after the date of its engagement hereunder, the Accountant shall determine whether the objections raised by the Seller are appropriate and shall issue a ruling which shall include a balance sheet, comprised of the Draft Closing Balance Sheet as adjusted pursuant to any resolutions to objections agreed upon by the Buyer and the Seller and pursuant to the Accountant's resolution of the Unresolved Objections. Such balance sheet shall be deemed to be the Final Closing Balance Sheet.

(v) The resolution by the Accountant of the Unresolved Objections shall be conclusive and binding upon the Buyer and the Seller. The Buyer and the Seller agree that the procedure set forth in this Section 1.7(b) for resolving disputes with respect to the Draft Closing Balance Sheet shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either Party from instituting litigation to enforce the ruling of the Accountant.

(vi) The Buyer and the Seller shall share the fees and expenses of the Accountant, unless the Working Capital reflected on the Final Closing Balance Sheet is more than 110% of the Working Capital reflected on the Draft Closing Balance Sheet, in which case the Buyer shall pay all fees and expenses of the Accountant.

(c) If the Working Capital as shown on the Final Closing Balance Sheet is less than $568,000.00, the Purchase Price shall be reduced by such deficiency and the Seller and the Buyer shall instruct the Escrow Agent to disburse to the Buyer, by wire transfer or other delivery of immediately available funds, within three business days after the date on which the Final Closing Balance Sheet is finally determined pursuant to this Section 1.7, an amount equal to such deficiency.

(d) If the Working Capital as shown on the Final Closing Balance Sheet exceeds $568,000.00, the Purchase Price shall be increased by such excess amount and the Buyer shall pay to the Seller, by wire transfer or other delivery of immediately available funds, within three business days after the date on which the Final Closing Balance Sheet is finally determined pursuant to this Section 1.7, an amount equal to such excess.

(e) If the Purchase Price is adjusted pursuant to this Section 1.7, the allocation of the Purchase Price among the Acquired Assets as set forth in
Schedule 1.6 attached hereto shall be appropriately modified to reflect increases or decreases in the various asset categories which give rise to such adjustments.

(f) Notwithstanding anything to the contrary herein, no adjustment to the Working Capital shall be made to the extent resulting from any reclassification of previously recorded revenue to deferred revenue.

1.8 Further Assurances. At any time and from time to time after the Closing, at the reasonable request of the Buyer and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's rights to, title in and ownership of, the Acquired Assets and to place the Buyer in actual possession and operating control thereof and to otherwise implement the terms of this Agreement. At any time and from time to time after the Closing, at the reasonable request of the Seller and without further consideration, the Buyer shall execute and deliver such other instruments of assumption and take such actions as the Seller may reasonably request to more effectively have Buyer assume the Assumed Liabilities.

1.9      Guaranty.  The Parent hereby guarantees the payment and performance of all of the Buyer's obligations under this Agreement.

ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this
Article II only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. For purposes of this Article II, the phrase "to the knowledge of the Seller" or any phrase of similar import shall be deemed to refer to the actual knowledge of David N. Packhem, Jr., H. William Oliver and Allan L. Fairfield, as well as any other knowledge which David N. Packhem, Jr., H. William Oliver and Allan L. Fairfield would have possessed had they made reasonable inquiry of appropriate employees and agents of the Seller with respect to the matter in question.

2.1 Organization, Qualification and Corporate Power. The Seller is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Maine. The Seller is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Seller's businesses or the ownership or leasing of its properties requires such qualification. The Seller has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Seller has furnished to the Buyer complete and accurate copies of its Articles of Incorporation and all amendments thereto (together the "Articles of Incorporation") and by-laws. The Seller is not in default under or in violation of any provision of its Articles of Incorporation or by-laws.

2.2      [Intentionally Omitted.]

2.3 Authorization of Transaction. The Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by the Seller of this Agreement and, subject to the Requisite Stockholder Approval, the performance by the Seller of this Agreement and the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Seller. Without limiting the generality of the foregoing, the Board of Directors of the Seller, at a meeting duly called and held, by the unanimous vote of all directors determined that the sale of assets contemplated by this Agreement is fair to and in the best interests of the Seller and its stockholders, approved this Agreement in accordance with the Maine Business Corporation Act, directed that such asset sale be submitted to the stockholders of the Seller for their approval, and resolved to recommend that the stockholders of the Seller vote in favor of the approval of such asset sale. This Agreement has been duly and validly executed and delivered by the Seller and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by the Seller, will constitute, a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

2.4 Noncontravention. Neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Articles of Incorporation or by-laws of the Seller, (b) require on the part of the Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Seller is a party or by which the Seller is bound or to which any of its assets is subject, except as set forth in Section 2.4(c) of the Disclosure Schedule, (d) result in the imposition of any Security Interest upon any assets of the Seller or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of its properties or assets.

2.5      No Subsidiaries.

(a)      The Seller has no, and has never had any, Subsidiaries.

(b) The Seller does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture or other business association or entity.

2.6 Financial Statements. The Seller has provided to the Buyer the Financial Statements. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the consolidated financial condition, results of operations and cash flows of the Seller as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Seller; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

2.7 Absence of Certain Changes. Since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Seller Material Adverse Effect, and (b) the Seller has not taken any of the actions set forth in paragraphs (a) through (n) of Section 4.4.

2.8 Undisclosed Liabilities. The Seller has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which do not exceed $25,000 individually and $50,000 in the aggregate and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and which are set forth on Section
2.8 of the Disclosure Schedule.

2.9      Tax Matters.

(a) The Seller has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. The Seller is not nor has it ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Seller has paid on a timely basis all Taxes that were due and payable through the applicable reporting date. The unpaid Taxes of the Seller for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. The Seller does not have any actual or potential liability for any Tax obligation of any taxpayer (including any affiliated group of corporations or other entities that included the Seller during a prior period) other than the Seller. All Taxes that the Seller is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(b) The Seller has delivered to the Buyer complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Seller for all Tax periods since December 31, 1997. The federal income Tax Returns of the Seller have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.9(b) of the Disclosure Schedule. The Seller has delivered or made available to the Buyer complete and accurate copies of all other Tax Returns of the Seller together with all related examination reports and statements of deficiency for all periods from and after December 31, 1998. No examination or audit of any Tax Return of the Seller by any Governmental Entity is currently in progress or, to the knowledge of the Seller, threatened or contemplated. The Seller has not been informed by any jurisdiction that the jurisdiction believes that the Seller was required to file any Tax Return that was not filed. The Seller has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c) The Seller (i) has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payment that may be treated as an "excess parachute payment" under Section 280G of the Code; (ii) does not have any actual or potential liability for any Taxes of any person (other than the Seller) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (iii) is not and has not been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d) At all times since the date of its incorporation, for federal income tax purposes, the Seller has validly been treated as an "S corporation" within the meaning of Section 1361(a) of the Code and has validly been treated in a similar manner for purposes of the income tax laws of all states in which it has been subject to taxation.

(e) Section 2.9(e) of the Disclosure Schedule sets forth the state(s) in which the Seller has registered to do business and/or is subject to Tax jurisdiction, and it has not in fact done business in any state other than those for which it has registered to do business.

(f) The Seller has not participated in or cooperated with, nor will it, prior to the Closing Date, participate in or cooperate with, an international boycott within the meaning of Section 999 of the Code.

2.10     Ownership and Condition of Assets.

(a) The Seller is the true and lawful owner, and has good title to, all of the Acquired Assets, free and clear of all Security Interests, except as set forth in Section 2.10(a)(i) of the Disclosure Schedule. Upon execution and delivery by the Seller to the Buyer of the instruments of conveyance referred to in Section 1.5(b)(iii), the Buyer will become the true and lawful owner of, and will receive good title to, the Acquired Assets, free and clear of all Security Interests other than those set forth in Section 2.10(a)(ii) of the Disclosure Schedule.

(b) The Acquired Assets are sufficient for the conduct of the Seller's businesses as presently conducted and as presently proposed to be conducted and constitute all assets used by the Seller in such businesses. Each tangible Acquired Asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. The Buyer is acquiring the computer software being transferred in connection with this Agreement with the knowledge that all software, including the Seller's software, goes through regular maintenance cycles and is subject to some defects and inefficiencies none of which is individually material and together such defects and inefficiencies will not have a material adverse affect on the functionality of the Seller's software.

(c) Section 2.10(c) of the Disclosure Schedule lists individually (i) all Acquired Assets which are fixed assets (within the meaning of GAAP), indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other Acquired Assets of a tangible nature (other than inventories).

(d) Each item of equipment, motor vehicle and other asset that is being transferred to the Buyer as part of the Acquired Assets and that the Seller has possession of pursuant to a lease agreement or other contractual arrangement is in such condition as of the Closing Date that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Seller to such lessor or owner will have been discharged in full.

2.11     Owned Real Property.  Seller has no Owned Real Property.

2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable thereunder. The Seller has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

(a)      such Lease is legal, valid, binding, enforceable and in full force and effect;

(b) such Lease is assignable by the Seller to the Buyer without the consent or approval of any party (except as set forth in Section 2.4 of the Disclosure Schedule) and such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) neither the Seller nor, to the knowledge of the Seller, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller or, to the knowledge of the Seller, any other party under such Lease;

(d)      there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(e)      the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f)      to the knowledge of the Seller, all facilities leased or subleased thereunder are supplied with utilities and other services
              adequate for the operation of said facilities; and

(g) the Seller is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the Seller of the property subject thereto.

2.13     Intellectual Property.

(a) Section 2.13(a) of the Disclosure Schedule lists (i) each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Seller and (ii) each Customer Deliverable of the Seller.

(b) The Seller owns or has the right to use all Intellectual Property necessary
(i) to use, manufacture, have manufactured, market and distribute the Customer Deliverables and (ii) to operate the Internal Systems. Upon execution and delivery by the Seller to the Buyer of the instruments of conveyance referred to in Section 1.5(b)(iii) and receipt of consents required of any software licensor identified on Section 2.13(e) of the Disclosure Schedule, each item of Seller Intellectual Property will be owned or available for use by the Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Seller has taken all reasonable measures to protect the proprietary nature of each item of Seller Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other person or entity has any rights to any of the Seller Intellectual Property owned by the Seller (except pursuant to agreements or licenses specified in Section 2.13(d) of the Disclosure Schedule), and, to the knowledge of the Seller, no other person or entity is infringing, violating or misappropriating any of the Seller Intellectual Property.

(c) None of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. None of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity.
Section 2.13(c) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Seller alleging any such infringement, violation or misappropriation; and the Seller has provided to the Buyer complete and accurate copies of all written documentation in the possession of the Seller relating to any such complaint, claim, notice or threat. The Seller has provided to the Buyer complete and accurate copies of all written documentation in the Seller's possession relating to claims or disputes known to the Seller concerning any Seller Intellectual Property.

(d) Section 2.13(d) of the Disclosure Schedule identifies each license or other agreement pursuant to which the Seller has licensed, distributed or otherwise granted any rights to any third party with respect to, any Seller Intellectual Property. Except as described in Section 2.13(d) of the Disclosure Schedule, the Seller has not agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Deliverables.

(e) Section 2.13(e) of the Disclosure Schedule identifies each item of Seller Intellectual Property that is owned by a party other than the Seller, and the license or agreement pursuant to which the Seller uses it (excluding off-the-shelf software programs licensed by the Seller pursuant to "shrink wrap" licenses).

(f) The Seller has not disclosed the source code for the Software or other confidential information constituting, embodied in or pertaining to the Software to any person or entity, except pursuant to the agreements listed in Section 2.13(f) of the Disclosure Schedule, and the Seller has taken reasonable measure to prevent disclosure of such source code.

(g) All of the copyrightable materials (including Software) incorporated in or bundled with the Customer Deliverables have been created by employees of the Seller within the scope of their employment by the Seller or by independent contractors of the Seller who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Seller. No portion of such copyrightable materials was jointly developed with any third party.

(h) The Customer Deliverables and the Internal Systems are free from material defects or programming errors and conform in all material respects to the written documentation and specifications therefore. The Buyer is acquiring the computer software being transferred in connection with this Agreement with the knowledge that all software, including the Seller's software, goes through regular maintenance cycles and is subject to some defects and inefficiencies none of which is individually material and together such defects and inefficiencies will not have a material adverse affect on the functionality of the Seller's software.

2.14     Contracts.

(a) Section 2.14 of the Disclosure Schedule lists the following agreements (written or oral) to which the Seller is a party as of the date of this
Agreement:

(i)      any agreement (or group of related agreements) for the lease of personal property from or to third parties;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services, specifying in each case all such agreements (A) which call for performance over a period of more than one year, or (B) in which the Seller has granted manufacturing rights, "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v) any agreement for the disposition of any significant portion of the assets or business of the Seller (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vi)     any agreement concerning confidentiality or noncompetition;

(vii)    any employment or consulting agreement;

(viii)   any agreement involving any current or former officer, director or stockholder of the Seller or an Affiliate thereof;

(ix)     any agreement under which the consequences of a default or termination would reasonably be expected to have a Seller
          Material Adverse Effect;

(x) any agreement which contains any provisions requiring the Seller to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

(xi) any other agreement (or group of related agreements) either involving more than $25,000 or not entered into in the Ordinary Course of Business.

(b) The Seller has delivered to the Buyer a complete and accurate copy of each agreement to be assigned to, and assumed by, the Buyer. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) for those agreements to which the Seller is a party, the agreement is assignable by the Seller to the Buyer without the consent or approval of any party (except as set forth in Section 2.4 of the Disclosure Schedule) and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Seller nor, to the knowledge of the Seller, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller or, to the knowledge of the Seller, any other party under such agreement.

2.15 Accounts Receivable. All accounts receivable of the Seller reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section
2.15 of the Disclosure Schedule. All accounts receivable of the Seller that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. The Seller has not received any written notice from an account debtor stating that any account receivable is subject to any contest, claim or setoff by such account debtor.

2.16     Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Seller.

2.17 Insurance. Section 2.17 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Seller is a party, all of which are in full force and effect. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Seller, and are adequate to cover any claims arising or made prior to the Closing. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, the Seller is not liable for retroactive premiums or similar payments, and the Seller is otherwise in compliance in all material respects with the terms of such policies.

2.18 Litigation. Other than the Mohave Arbitration, in which the arbitrator recently rendered a decision in favor of the Seller, and in which the Seller will be seeking reimbursement of its legal fees and arbitration costs, there is no Legal Proceeding which is pending or has been threatened in writing against the Seller which (a) seeks either damages or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against the Seller.

2.19 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Seller is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Seller, which are set forth in Section
2.19 of the Disclosure Schedule, and (ii) manufacturers' warranties for which the Seller has no liability. Section 2.19 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Seller in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and the Seller does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

2.20     Employees.

(a) Section 2.20 of the Disclosure Schedule contains a list of all employees of the Seller, along with the position and the annual rate of compensation of each such person. Each current or past employee of the Seller has entered into a confidentiality/assignment of inventions agreement with the Seller, a copy or form of which has previously been delivered to the Buyer. Section 2.20 of the Disclosure Schedule contains a list of all employees of the Seller who are a party to a non-competition agreement with the Seller; copies of such agreements have previously been delivered to the Buyer. Each such agreement referenced in the two preceding sentences to which the Seller is a party is assignable by the Seller to the Buyer without the consent or approval of any party and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 2.20 of the Disclosure Schedule contains a list of all employees of the Seller who are not citizens of the United States. To the knowledge of the Seller, no key employee or group of employees has any plans to terminate employment with the Seller (other than for the purpose of accepting employment with the Buyer following the Closing) or not to accept employment with the Buyer.

(b) The Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Seller has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Seller.

2.21     Employee Benefits.

(a)      Section 2.21(a) of the Disclosure Schedule contains a complete and accurate list of all Seller Plans.

(b) Each Seller Plan has been administered in all material respects in accordance with its terms and each of the Seller and the ERISA Affiliates has in all material respects met its obligations with respect to each Seller Plan and has made all required contributions thereto. The Seller, each ERISA Affiliate and each Seller Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Seller Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Seller Plan has assets that include securities issued by the Seller or any ERISA Affiliate.

(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Seller Plans and proceedings with respect to qualified domestic relations orders) against or involving any Seller Plan or asserting any rights or claims to benefits under any Seller Plan that could give rise to any material liability.

(d) All the Seller Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Seller Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Seller Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Seller Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(e) At no time has the Seller or any ERISA Affiliate been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

(f) No act or omission has occurred and no condition exists with respect to any Seller Plan that would subject the Seller or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Seller Plan.

(g) Section 2.21(g) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Seller (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Seller of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Seller that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Seller, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Seller Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

2.22     Environmental Matters.

(a) The Seller has complied in all material respects with all applicable Environmental Laws. There is no pending or, to the knowledge of the Seller, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Seller.

(b) To the knowledge of the Seller, the Seller has no liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

(c) The Seller is not a party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d) Set forth in Section 2.22(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Seller (whether conducted by or on behalf of the Seller or a third party, and whether done at the initiative of the Seller or directed by a Governmental Entity or other third party) which the Seller has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

(e) The Seller is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Seller.

2.23 Legal Compliance. The Seller is currently conducting, and has at all times conducted, its business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect. The Seller has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

2.24 Customers and Suppliers. Section 2.24 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 1% of the consolidated revenues of the Seller during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Seller. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Seller. No unfilled customer order or commitment obligating the Seller to process, manufacture or deliver products or perform services will result in a loss to the Seller upon completion of performance. No purchase order or commitment of the Seller is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

2.25 Permits. Section 2.25 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Seller. Such listed Permits are the only Permits that are required for the Seller to conduct its business as presently conducted or as proposed to be conducted. Each such Permit is in full force and effect; the Seller is in compliance with the terms of each such Permit; and, to the knowledge of the Seller, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit is assignable by the Seller to the Buyer without the consent or approval of any party and will continue in full force and effect immediately following the Closing.

2.26 Certain Business Relationships With Affiliates. No Affiliate of the Seller
(a) owns any property or right, tangible or intangible, which is used in the business of the Seller, (b) has any claim or cause of action against the Seller, or (c) owes any money to, or is owed any money by, the Seller. Section 2.26 of the Disclosure Schedule describes any transactions or relationships between the Seller and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

2.27     Brokers' Fees.  The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except for fees owed to Peter A. Sokoloff & Co. pursuant to the Sokoloff
         Agreement.

2.28 Books and Records. The books and records of the Seller accurately reflect the assets, liabilities, business, financial condition and results of operations of the Seller and have been maintained in accordance with good business and bookkeeping practices. Section 2.28 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Seller and the names of persons having signature authority with respect thereto or access thereto.

2.29 Disclosure. No representation or warranty by the Seller contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Seller has disclosed to the Buyer all material information relating to the business of the Seller or the transactions contemplated by this Agreement.

2.30 Projections. The projections dated August 26, 2002 provided by the Seller to the Buyer were prepared by the Seller in good faith using the best information available to David N. Packhem, Jr., H. William Oliver and Allan L. Fairfield and represent their good faith estimates of the future performance of the Seller for the periods referred to therein.

ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE PARENT

         The Buyer and the Parent represent and warrant to the Seller that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as to the Closing as though made as of the Closing.

3.1 Organization and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is, or as of the Closing Date, will be, qualified to transact business in the State of Maine. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

3.2 Authorization of the Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

3.3 Noncontravention. Neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which it is bound or to which any of its assets is subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

3.4 Financial Condition. The Parent and the Buyer presently have or will have at Closing all funds or financing in place necessary to pay and deliver to the Seller the Purchase Price contemplated hereby and the Goodwill Deferred Payments as they become payable.

ARTICLE IV

                              PRE-CLOSING COVENANTS



4.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and
(ii) the conditions to the obligations of the other Party to consummate the transactions contemplated by this Agreement are satisfied.

4.2      Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b) The Seller shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule, and the Buyer shall cooperate reasonably in obtaining all such required waivers, consents and approvals.

(c) If (i) any of the Assigned Contracts or other assets or rights constituting Acquired Assets may not be assigned and transferred by the Seller to the Buyer (as a result of either the provisions thereof or applicable law) without the consent or approval of a third party, (ii) the Seller, after using its Reasonable Best Efforts, is unable to obtain such consent or approval prior to the Closing and (iii) the Closing occurs nevertheless, then (A) such Assigned Contracts and/or other assets or rights shall not be assigned and transferred by the Seller to the Buyer at the Closing and the Buyer shall not assume the Seller's liabilities or obligations with respect thereto at the Closing, (B) the Seller shall continue to use its Reasonable Best Efforts to obtain the necessary consent or approval as soon as practicable after the Closing, (C) upon the obtaining of such consent or approval, the Buyer and the Seller shall execute such further instruments of conveyance (in substantially the form executed at the Closing) as may be necessary to assign and transfer such Assigned Contracts and/or other assets or rights (and the associated liabilities and obligations of the Seller) to the Buyer and (D) from and after the Closing until the assignment of each such Assigned Contract pursuant to clause (C) above, the Buyer shall perform and fulfill, on a subcontractor basis, the obligations of the Seller to be performed under such Assigned Contract, and the Seller shall promptly remit to the Buyer all payments received by it under such Assigned Contract for services performed during such period.

4.3      Stockholder Approval.

(a) The Seller shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the Requisite Stockholder Approval, either at a special meeting of stockholders or pursuant to a written stockholder consent, all in accordance with the applicable requirements of the Maine Business Corporation Act.

(b) The Seller, acting through its Board of Directors, shall present to the Seller's stockholders the unanimous recommendation of its Board of Directors that the stockholders of the Seller vote in favor of the adoption of this Agreement and the approval of the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Seller's Board of Directors may withdraw or modify, in a manner adverse to the Buyer, its approval or recommendation of this Agreement in response to an unsolicited Superior Proposal if the Board of Directors determines in good faith, after consultation with outside counsel, that its fiduciary obligations require it to do so, but only after the fifth business day following the Buyer's receipt of written notice from the Seller advising the Buyer that the Seller's Board of Directors desires to withdraw or modify the recommendation due to the existence of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

(c) Subject to any applicable fiduciary duties they may, in good faith reasonably determine (after consultation with outside counsel) they have as Seller's majority stockholders in connection with any unsolicited Superior Proposal, David N. Packhem, Jr., H. William Oliver and Allan L. Fairfield each agree (i) to vote all shares of capital stock of the Seller that are beneficially owned by him in favor of the adoption of this Agreement and the approval of the transactions contemplated by this Agreement, (ii) not to vote any such shares in favor of any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase or asset purchase) of all or a majority of the outstanding capital stock or assets of the Seller and (iii) otherwise to use his, her or its Reasonable Best Efforts to obtain the Requisite Stockholder Approval.
4.4 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Seller shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, prior to the Closing, the Seller shall not, without the written consent of the Buyer:

(a) issue or sell any stock or other securities of the Company or any options, warrants or other rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of options, warrants or other convertible securities outstanding on the date hereof);

(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, including, but not limited to, dividends or other distributions paid to the Seller's stockholders for tax or other purposes;

(c) create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.21(g) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.22 of the Disclosure Schedule and bonuses paid out of the Seller's Working Capital in connection with the termination of stock options held by employees on the date hereof) or hire any new officers or (except in the Ordinary Course of Business) any new employees;

(e) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

(f)      mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h)      amend its charter, by-laws or other organizational documents in a manner that could have an adverse effect on the transactions contemplated by this Agreement;

(i) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP as directed by Seller's accountants, Berry, Dunn, McNeil & Parker, or make any new elections, or changes to any current elections, with respect to Taxes that affect the Acquired Assets;

(j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 2.12, Section
2.13 or Section 2.15 of the Disclosure Schedule;

(k)      make or commit to make any capital expenditure in excess of $10,000 per item or $25,000 in the aggregate;

(l) institute or settle any Legal Proceeding or pay any legal or other fees associated or related to any Legal Proceeding other than with respect to the Mohave Arbitration, which shall be paid by the Seller out of the Purchase Price after the Closing;

(m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Seller set forth in this Agreement becoming untrue or (ii) any of the conditions to the Closing set forth in
Article V not being satisfied; or

(n)      agree in writing or otherwise to take any of the foregoing actions.

4.5      Access to Information.

(a) The Seller shall permit authorized representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller) to all premises, properties, financial, tax and accounting records (including the work papers of the Seller's independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Seller for the purpose of performing such inspections and tests as the Buyer deems necessary or appropriate. All requests for access and information shall be addressed to David N. Packhem, Jr., Allan L. Fairfield or H. William Oliver.

(b) The Buyer (i) shall treat and hold as confidential any Confidential Information, (ii) shall not use any of the Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Seller all tangible embodiments (and all copies) thereof which are in its possession.

4.6      Notice of Breaches.

(a) From the date of this Agreement until the Closing, the Seller shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure Schedule inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.

(b) From the date of this Agreement until the Closing, the Buyer shall promptly deliver to the Seller supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement.

4.7      Exclusivity.
(a) While this Agreement remains in effect, the Seller shall not, and the Seller shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Seller, (ii) furnish any non-public information concerning the business, properties or assets of the Seller to any party (other than the Buyer) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.

(b) The Seller shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Seller is terminating such discussions or negotiations. If the Seller receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Seller shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

(c) Notwithstanding the foregoing, prior to obtaining the Requisite Stockholder Approval, the Seller may, to the extent required by the fiduciary obligations of its Board of Directors, as determined in good faith by the Board of Directors after consultation with outside counsel, in response to a Superior Proposal that did not result from a breach by the Seller of this Section 4.7, and subject to compliance with Section 4.3(b), (i) furnish information with respect to the Seller to the person making such Superior Proposal and (ii) participate in discussions or negotiations with such person regarding such Superior Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 4.7 by any representative of the Seller, whether or not such person is purporting to act on behalf of the Seller or otherwise, shall be deemed to be a breach of this Section 4.7 by the Seller.

4.8 Bulk Transfers Law. The Buyer and the Seller each hereby waive compliance with the provisions of any applicable bulk transfer statute (subject to the indemnity provided for in Article VII).

ARTICLE V

                                CONDITIONS TO CLOSING

5.1 Conditions to Obligations of each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement to be consummated at the Closing are subject to the satisfaction of the following condition:

(a) the sale of the Acquired Assets by the Seller to the Buyer as contemplated by this Agreement shall have received the Requisite Stockholder Approval.

5.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following additional conditions:

(a) the Seller shall have obtained at its own expense (and shall have provided copies thereof to the Buyer) (i) all of the material waivers, permits, consents, approvals or other authorizations, and effected all of the material registrations, filings and notices, referred to in Section 4.2(a) which are required on the part of the Seller and (ii) all of the material waivers, permits, consents, approvals or other authorizations, and effected all of the material registrations, filings and notices, referred to in Section 4.2(b) which are required on the part of the Seller and are listed on Schedule 5.2(a)(ii) hereof (which Schedule shall include, without limitation, all consents of any software licensor described in Section 2.13(b) hereof;

(b) the representations and warranties of the Seller set forth in the first sentence of Section 2.1 and in Section 2.3 and any representations and warranties of the Seller set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(c) the Seller shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing or the Buyer shall have waived such performance or compliance;

(d) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control any of the Acquired Assets, or to conduct the business of the Seller as currently conducted, following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect, it being agreed that the Mohave Arbitration shall not be determined to be a Legal Proceeding preventing Closing hereunder;

(e)      the Seller shall have delivered to the Buyer the Seller Certificate;

(f) the Seller shall have delivered to the Buyer an update, as of a date not later than two business days prior to the Closing Date, of each list contained in the Disclosure Schedule that lists or describes Acquired Assets (including the lists set forth in Sections 2.5, 2.10(c), 2.11, 2.12, 2.13, 2.14, 2.17,
2.21(a) and 2.25 of the Disclosure Schedule);

(g) the Seller shall have delivered to the Buyer documents evidencing the release or termination of all Security Interests on the Acquired Assets (other than Security Interests related to equipment leases being assumed by Buyer), and copies of filed UCC termination statements with respect to all UCC financing statements evidencing Security Interests or, alternatively, pay-off letters reasonably acceptable to the Buyer stating the payment necessary for release or termination of such Security Interests, with payment thereof to be made by Seller from the Closing proceeds;

(h) the Seller shall have delivered to the Buyer either (i) a waiver issued by each jurisdiction in which any Acquired Assets are located of any Tax lien with respect to the sale of the Acquired Assets under this Agreement, or (ii) a good standing certificate or tax clearance letter issued by each jurisdiction in which any Acquired Assets are located as to the Tax returns due and the Taxes payable with respect to the sale of the Acquired Assets under this Agreement;

(i) the Buyer shall have received from counsel to the Seller an opinion in substantially the form attached hereto as Exhibit E, addressed to the Buyer and dated as of the Closing Date;

(j) the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Seller in its jurisdiction of organization and any foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing, including, without limitation, Tax good standing certificates, tax clearance letters or other documentation satisfactory to Buyer to the effect that Seller has no overdue tax liability;

(k) David N. Packhem, Jr., H. William Oliver and Allan L. Fairfield shall have entered into employment and non-competition agreements with the Buyer in the form set forth as Exhibit F;

(l) Each of Susan Benemann and James T. Hunt shall have executed an amendment to their respective Severance Agreements with the Seller on terms reasonably satisfactory to the Buyer;

(m) Susan Benemann shall have executed an amendment to her Contract and Compensation Agreement dated June 8, 2000 on terms reasonably satisfactory to the Buyer; and

(n)      the  Seller shall have executed and delivered the Ancillary Agreements.

5.3 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following additional conditions:

(a) the representations and warranties of the Buyer set forth in the first sentence of Section 3.1 and in Section 3.2 and any representations and warranties of the Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(b) the Buyer shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing or the Seller shall have waived such performance or compliance;

(c) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(d)      the Buyer shall have delivered to the Seller the Buyer Certificate;

(e) David N. Packhem, Jr., H. William Oliver and Allan L. Fairfield shall have entered into employment and non-competition agreements with the Buyer in the form set forth as Exhibit F;

(f)      the Buyer shall have executed and delivered the Ancillary Agreements;

(g) the Seller shall have received from counsel to the Buyer an opinion in substantially the form attached hereto as Exhibit G; and

(h) the Seller shall have received such other certificates and instruments (including certificates of good standing of the Buyer in its jurisdiction of organization, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VI

                             POST-CLOSING COVENANTS

6.1 Proprietary Information. From and after the Closing, the Seller shall not disclose or make use of (except to pursue its rights, under this Agreement or the Ancillary Agreements), and shall use its best efforts to cause all of its Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to Acquired Assets, the Seller's business or the Buyer or its business (including the financial information, technical information or data relating to the Seller's products and names of customers of the Seller), as well as filings and testimony (if any) presented in the course of any arbitration of a Dispute pursuant to Section 7.3 and the arbitral award and the Arbitrator's reasons therefor relating to the same), except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by the Seller or an Affiliate of the Seller. The Seller shall enforce, for the benefit of the Buyer, all confidentiality, invention assignments and similar agreements between the Seller and any other party relating to the Acquired Assets of the business of the Seller which are not Assigned Contracts, if any.

6.2 Solicitation and Hiring. For a period of two years after the Closing Date, the Seller shall not, either directly or indirectly (including through an Affiliate), (a) solicit or attempt to induce any Restricted Employee to terminate his employment with the Buyer or any subsidiary of the Buyer or (b) hire or attempt to hire any Restricted Employee; provided, that this clause (b) shall not apply to any individual whose employment with the Buyer or a subsidiary of the Buyer has been terminated for a period of six months or longer. The Seller shall enforce, for the benefit of the Buyer, all confidentiality, non solicitation and non hiring and similar agreements between the Seller and any other party which are not Assigned Contracts, if any.

6.3      Non-Competition.

(a) For a period of two years after the Closing Date, the Seller shall not, either directly or indirectly as a stockholder, investor, partner, consultant or otherwise, (i) design, develop, manufacture, market, sell or license any product or provide any service anywhere in the world which is competitive with any product designed, developed (or under development), manufactured, sold or licensed or any service provided by the Seller within the three-year period prior to the Closing Date or (ii) engage anywhere in the world in any business competitive with the business of the Seller as conducted as of the Closing Date or during the three-year period prior to the Closing Date. The Seller shall enforce, for the benefit of the Buyer, all non-competition and similar agreements between the Seller and any other party which are not Assigned Contracts, if any.

(b) The Seller agrees that the duration and geographic scope of the non-competition provision set forth in this Section 6.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

(c) The Seller shall, and shall use its best efforts to cause its Affiliates who remain employed by the Buyer to, refer all inquiries regarding the business, products and services of the Seller to the Buyer.

6.4 Tax Matters. All sales, use and other transfer taxes and deed excise stamps related to the sale of the Acquired Assets contemplated by this Agreement, whether levied on the Buyer or the Seller, shall be paid by the Seller.

6.5      Sharing of Data.
(a) The Seller shall have the right for a period of seven years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the business conducted by the Seller prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of seven years following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records (including the work papers of the Seller's independent accountants), tax records, correspondence, production records, employment records and other records that are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by the Buyer for the purpose of conducting the business of the Seller after the Closing and complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

(b) Promptly upon request by the Buyer made at any time following the Closing Date, the Seller shall authorize the release to the Buyer of all files pertaining to the Seller, the Acquired Assets or the business or operations of the Seller held by any federal, state, county or local authorities, agencies or instrumentalities.

6.6 Use of Name. The Seller shall not use, and shall not permit any Affiliate to use, the name Infotech Solutions Corporation or any name reasonably similar thereto after the Closing Date for any commercial purpose or purposes other than as its legal corporate name.

6.7 Cooperation in Litigation. From and after the Closing Date, each Party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the business of the Seller or the Buyer prior to or after the Closing Date (other than litigation among the Parties and/or their Affiliates arising out the transactions contemplated by this Agreement). The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such Party or its officers, directors, employees and agents, for their time spent in such cooperation. It is understood and agreed that the Seller shall complete the resolution of the Mohave Arbitration after the Closing, including the recovery of legal fees and arbitration costs, which shall be Excluded Assets hereunder, and that neither the Buyer nor the Parent shall have any obligation to incur any cost or expense or to devote any time in connection therewith.

6.8 Collection of Accounts Receivable. The Seller agrees that it shall forward promptly to the Buyer any monies, checks or instruments received by the Seller after the Closing Date with respect to the accounts receivable purchased by the Buyer from the Seller pursuant to this Agreement. The Seller shall provide to the Buyer such reasonable assistance as the Buyer may request with respect to the collection of any such accounts receivable, provided the Buyer pays the reasonable out-of-pocket expenses of the Seller and its officers, directors and employees incurred in providing such assistance. The Seller hereby grants to the Buyer a power of attorney to endorse and cash any checks or instruments payable or endorsed to the Seller or its order which are received by the Buyer and which relate to accounts receivable purchased by the Buyer from the Seller.

6.9 Employees. Effective as of the Closing, the Seller shall terminate the employment of each of its employees. The Seller will be responsible for meeting all requirements of Section 4980B of the Code with respect to all such terminated employees. The Buyer shall offer employment to each such employee to work at the office in Westbrook, Maine, terminable at the will of the Buyer, with initial compensation and benefit packages substantially similar (in the aggregate) to the Seller's existing compensation and benefit packages as of July 31, 2002; provided that, such employees shall be entitled to participate in the Parent's 401(k) Plan only to the same extent as the Parent's other employees. Said employees shall receive service credit under the Buyer's Employee Benefit Plans (other than the Buyer's 401(k) plan) for the period of such employee's employment with the Seller. The Seller hereby consents to the hiring of any such employees by the Buyer and waives, with respect to the employment by the Buyer of such employees, any claims or rights the Seller may have against the Buyer or any such employee under any non-competition, confidentiality or employment agreement. The Buyer is not assuming any benefits or any Employee Benefit Plan maintained by the Seller or any ERISA Affiliate.

6.10 Dissolution of Seller Corporation. At or after the Closing, Seller, at its option, may be liquidated and dissolved in order to preserve favorable income tax treatment for Seller's stockholders. In the event of any liquidation and/or dissolution of Seller, Seller, or Seller's stockholders, shall assign all of Seller's assets and rights and assign and delegate all of Seller's obligations and duties, whether arising out of this Agreement, the Closing documents, or otherwise, to another corporation, limited liability company or liquidating trust having Seller's then existing stockholders at the time of dissolution as stockholders, members or beneficiaries of the newly created entity.

ARTICLE VII

                             INDEMNIFICATION

7.1 Indemnification by the Seller. The Seller shall indemnify the Buyer in respect of, and hold the Buyer harmless against, Damages incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Seller contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Seller to the Buyer pursuant to this Agreement;

(b) any failure to perform any covenant or agreement of the Seller contained in this Agreement, any Ancillary Agreement or any other written agreement or instrument furnished by the Seller to the Buyer pursuant to this Agreement;

(c)      any Retained Liabilities;

(d) the failure of the Seller, in connection with the sale of the Acquired Assets by the Seller to the Buyer pursuant to this Agreement, to comply with, any applicable bulk transfer laws in Maine;

(e)      any liability referred to in Section 6.4;

(f) any claim by a stockholder or former stockholder of the Seller, or any person or entity, seeking to assert, or based upon, rights to appraisal under the Maine Business Corporation Act;

(g) any liability relating to the Acquired Assets arising out of events that occurred prior to the Closing, other than with respect to the Assumed Liabilities described in paragraphs (a), (b) and (d) of the definition of Assumed Liabilities hereunder; and

(h) any liability resulting from any action of the Seller or any stockholder of the Seller arriving out of any action taken by any of them under Section 6.10 hereof.

7.2 Indemnification by the Buyer. The Buyer shall indemnify the Seller in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Seller resulting from, relating to or constituting:

(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer or the Parent contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement;

(b) any failure to perform any covenant or agreement of the Buyer contained in this Agreement, any Ancillary Agreement or any other written agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement;

(c)      any Assumed Liabilities; or

(d) any liability relating to the Acquired Assets arising out of events that occur after the Closing.

7.3      Indemnification Claims.

(a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that any delay or failure on the part of the Indemnified Party to so notify the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder only to the extent that such delay or failure has materially prejudiced the defense of such Third Party Action. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VII and (ii) the Indemnifying Party may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party pays any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) In order to seek indemnification under this Article VII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. If the Claim Notice relates to a Third Party Action, the Claim Notice shall be delivered within the time period specified in Section 7.3(a) above. All other Claim Notices shall be delivered within thirty (30) days of the date from which the Indemnified Party became aware of the claim. If the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

(c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount to the Buyer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Agreed Amount to the Buyer) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall submit the Dispute to binding arbitration, and the provisions of Section 7.3(e) shall become effective with respect to such Dispute. If the Indemnified Party is the Buyer and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement or arbitration), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund shall be disbursed to the Buyer and/or the Seller (which notice shall be consistent with the terms of the resolution of the Dispute).

(e) If, as set forth in Section 7.3(d), a Dispute is submitted to binding arbitration, the arbitration shall be conducted by a single arbitrator (the "Arbitrator") in accordance with the Commercial Rules in effect from time to time and the following provisions.

(i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii) The parties shall commence the arbitration by jointly filing a written submission with (A) the Boston office of the AAA in accordance with Commercial Rule 5 (or any successor provision) in the event the Seller disputes a Claim Notice or (B) the Portland, Maine office of the AAA in accordance with Commercial Rule 5 (or any successor provisions) in the event the Buyer Disputes a Claim Notice.

(iii)    Discovery shall be conducted in accordance with the AAA rules.

(iv) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator's reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 10.12), provided that the Arbitrator shall have no power or authority to (x) award damages in excess of the portion of the Claimed Amount that is subject to such Dispute, (y) award multiple, consequential, punitive or exemplary damages, or (z) grant injunctive relief, specific performance or other equitable relief.

(v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 7.3(e), or (y) address or resolve any issue not submitted by the parties.

(vi) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party's attorneys' fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

(f) Notwithstanding the other provisions of this Section 7.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VII, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VII, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VII, for any such Damages for which it is entitled to indemnification pursuant to this Article VII (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VII).

7.4 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 7.1(a) and Section 7.2(a) shall (a) survive the Closing and (b) shall expire on the date one year following the Closing Date, except that (i) the representations and warranties set forth in Sections 2.1, 2.3, 3.1 and 3.2 shall survive the Closing without limitation and (ii) the representations and warranties set forth in Sections 2.9 and 2.21 shall survive until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and funds have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to disburse such retained funds to the Seller in accordance with the terms of the Escrow Agreement. The rights to indemnification set forth in this Article VII shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date (including through supplements to the Disclosure Schedule permitted by Section 4.6, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of any representations and warranties or the performance of or compliance with agreements and covenants.

7.5      Limitations.

(a) Notwithstanding anything to the contrary herein, the Seller shall not be liable under Section 7.1(a) unless and until the aggregate Damages for which it would otherwise be liable under Section 7.1(a) exceed $25,000 (at which point the Seller shall become liable only for the aggregate Damages under Section 7.1(a), in excess of $25,000).

(b) Notwithstanding anything to the contrary herein, the Buyer shall not be liable under Section 7.2(a) unless and until the aggregate Damages for which it would otherwise be liable under Section 7.2(a) exceed $25,000 (at which point the Buyer shall become liable only for the aggregate Damages under Section 7.2(a), in excess of $25,000).

(c) The Escrow Agreement is intended to secure the indemnification obligations of the Seller under this Agreement. The rights of the Buyer under this Article VII shall be limited to the Escrow Fund and the set-off rights of the Buyer described in Section 1.3(b)(vi) hereof; provided that the Buyer shall only exercise its set-off rights under Section 1.3(b)(vi) hereof to the extent that the amount of all pending claims as of the date of such set-off exceed the amounts then held pursuant to the Escrow Agreement.

(d) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VII and the Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

7.6 Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VII, pursuant to Article VIII or pursuant to the Escrow Agreement shall be treated as an adjustment to the Purchase Price for tax purposes.

ARTICLE VIII

                             TERMINATION

8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing (whether before or after Requisite Stockholder Approval), as provided below:

(a)      the Parties may terminate this Agreement by mutual written consent;

(b) the Buyer may terminate this Agreement by giving written notice to the Seller in the event the Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (b) or (c) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Seller of written notice of such breach;

(c) the Seller may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 5.3 not to be satisfied and (ii) is not cured within 20 days following delivery by the Seller to the Buyer of written notice of such breach;

(d) the Buyer may terminate this Agreement by giving written notice to the Seller at any time after the stockholders of the Seller have voted on whether to approve the sale of the Acquired Assets contemplated by this Agreement in the event such matter failed to receive the Requisite Stockholder Approval or in the event any stockholder of Seller exercises dissenters rights under the Maine Business Corporation Act;

(e) the Buyer may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before December 31, 2002 by reason of the failure of any condition precedent under Section 5.1 or 5.2 (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement); or

(f) the Seller may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before December 31, 2002 by reason of the failure of any condition precedent under Section 5.1 or 5.3 (unless the failure results primarily from a breach by the Seller of any representation, warranty or covenant contained in this Agreement).

8.2 Effect of Termination. If either Party terminates this Agreement pursuant to
Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party (except for any liability of a Party for willful breaches of this Agreement).

ARTICLE IX

                                                    DEFINITIONS

         For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

         "2003 Qualifying Revenue" shall mean the Qualifying Revenue that is recognized in accordance with GAAP and the Buyer's revenue recognition policies (as audited by the Buyer's independent auditors) in the year ending December 31, 2003.

         "2003 Goodwill Deferred Payment" shall have the meaning set forth in
Section 1.3(b)(i) of this Agreement.

         "2004 Goodwill Deferred Payment" shall have the meaning set forth in
Section 1.3(b)(ii) of this Agreement.

         "2004 Qualifying Revenue" shall mean the Qualifying Revenue that is recognized in accordance with GAAP and the Buyer's revenue recognition policies (as audited by the Buyer's independent auditors) in the year ending December 31, 2004.

         "2005 Goodwill Deferred Payment" shall have the meaning set forth in
Section 1.3(b)(iii) of this Agreement.

         "2005 Qualifying Revenue" shall mean the Qualifying Revenue that is recognized in accordance with GAAP and the Buyer's revenue recognition policies (as audited by the Buyer's independent auditors) in the year ending December 31, 2005; provided that the 2005 Qualifying Revenue shall be adjusted after December 31, 2005 by adding the 2005 Qualifying Revenue Adjustment Amount to the 2005 Qualifying Revenue.

         "2005 Qualifying Revenue Adjustment Amount" shall mean an amount calculated with respect to sales of right-to-use licenses for the Voyager Billing Product (including, but not limited to (i) point of sale software licenses and (ii) agent activation software licenses) made during the year ending December 31, 2005 but not including conversion of any service bureau contracts to a right-to-use license. The 2005 Qualifying Revenue Adjustment Amount shall be equal to: revenues that would have been recognized by the Buyer in accordance with GAAP and Buyer's revenue recognition policy had all such right-to-use license sales been sold on January 1, 2005, minus revenues for such right-to-use license sales actually included in the 2005 Qualifying Revenue. In no event, however, shall the addition of the 2005 Qualifying Revenue Adjustment Amount cause the aggregate Goodwill Deferred Payments to exceed $3,500,000.

         "AAA" shall mean the American Arbitration Association.

         "Accountant" shall mean an accountant, generally a member of the dispute resolution group, at a mutually agreed accounting firm.

         "Acquired Assets" shall mean all of the assets, properties and rights of the Seller existing as of the Closing, including:

(a) all cash, short-term investments, deposits, bank accounts and other similar assets;

(b) all trade and other accounts receivable and notes and loans receivable that are payable to the Seller, and all rights to unbilled amounts for products delivered or services provided, together with any security held by the Seller for the payment thereof;

(c) all inventories of raw materials, work in process, finished goods, supplies, packaging materials, spare parts and similar items, wherever located, including consignment inventory and inventory held on order or in transit;

(d) all computers, machinery, equipment, tools and tooling, furniture, fixtures, supplies, leasehold improvements, motor vehicles and other tangible personal property;

(e) all real property, leaseholds and subleaseholds in real property, and easements, rights-of-way and other appurtenants thereto;

(f) all Intellectual Property, including without limitation the name Infotech Solutions (subject to the
Seller's rights in Section 6.6 hereof);

(g)      all rights under Assigned Contracts;

(h)      all securities owned by the Seller;

(i) all claims, prepayments, deposits, refunds, causes of action, chooses in action, rights of recovery, rights of setoff and rights of recoupment;

(j)      all Permits; and

(k) all books, records, accounts, ledgers, files, documents, correspondence, lists (including customer and prospect lists), employment records, manufacturing and procedural manuals, Intellectual Property records, sales and promotional materials, studies, reports and other printed or written materials.

         "Affiliate" shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

         "Agreed Amount" shall mean part, but not all, of the Claimed Amount as agreed by an Indemnified Party and an Indemnifying Party.

         "Ancillary Agreements" shall mean the Escrow Agreement, the bill of sale and other instruments of conveyance referred to in Section 1.5(b)(iii), and the instrument of assumption and other instruments referred to in Section 1.5(b)(iv).

         "Arbitrator" shall have the meaning set forth in Section 7.3(e).

         "Assigned Contracts" shall mean any contracts, agreements or instruments to which the Seller is a party, including any agreements or instruments securing any amounts owed to the Seller, any leases or subleases of real property, any employment contracts and any licenses or sublicenses relating to Intellectual Property.

         "Assumed Liabilities" shall mean all of the following liabilities of the Seller:

(a) all liabilities of the Seller set forth on the face of (and not solely in any notes to) the Most Recent Balance Sheet, to the extent they have not been paid or discharged prior to the Closing;

(b) all liabilities of the Seller which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business, including with respect to frequency and amount, to the extent that they have not been paid or discharged prior to the Closing; provided that this clause (b) shall not encompass any such liabilities which relate to any breach of contract, breach of warranty, tort, infringement or violation of law or which arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand;

(c) all obligations of the Seller arising after the Closing under the Assigned Contracts; and

(d) all obligations of the Seller to its customers for the repair, replacement or return of products manufactured or sold in the Ordinary Course of Business prior to the Closing, but only to the extent that (i) such obligations are not the subject of claims or litigation required to be disclosed in Section 2.19 of the Disclosure Schedule attached hereto and (ii) the cost to the Buyer of fulfilling such obligations does not exceed $25,000 in any one instance or $25,000 in the aggregate.

         "Base Sales Amount" shall mean an amount equal to $3,457,562.

         "Buyer" shall have the meaning set forth in the first paragraph of this Agreement.

         "Buyer Certificate" shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Buyer) of Section 5.3 is satisfied in all respects.

         "CERCLA" shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         "Claimed Amount" shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

         "Claim Notice" shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

         "Closing" shall mean the closing of the transactions contemplated by this Agreement.

         "Closing Date" shall mean the date two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually agreeable to the Parties.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Commercial Rules" shall mean the Commercial Arbitration Rules of the AAA.

         "Confidential Information" shall mean any confidential or proprietary information of the Seller that is furnished in writing to the Buyer by the Seller in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly, (B) which, after disclosure, becomes available publicly through no fault of the Buyer, (C) which the Buyer knew or to which the Buyer had access prior to disclosure or (D) which the Buyer rightfully obtains from a source other than the Seller.

         "Controlling Party" shall mean the party controlling the defense of any Third Party Action.

         "Costs of Goods Sold" shall mean expenses that can be directly attributed to the rendering of services and products, including but not limited to materials and any costs associated with delivering and installing the product or services, but shall not include charges for labor.

         "Customer Deliverables" shall mean (a) the products that the Seller (i) currently manufactures, markets, sells or licenses, or (ii) has manufactured, marketed, sold or licensed within the previous three years, or (iii) currently plans to manufacture, market, sell or license in the future and (b) the services that the Seller (i) currently provides, or (ii) has provided within the previous three years, or (iii) currently plans to provide in the future.

         "Damages" shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 7.3(e)(vi).

         "Disclosure Schedule" shall mean the disclosure schedule provided by the Seller to the Buyer on the date hereof and accepted in writing by the Buyer, as the same may be supplemented pursuant to Section 4.6.

         "Dispute" shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

         "Draft Closing Balance Sheet" shall mean a consolidated balance sheet reflecting only the Acquired Assets and Assumed Liabilities as of the Closing (without giving effect to the transactions contemplated by this Agreement).

          "Employee Benefit Plan" shall mean any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

          "Environmental Law" shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term "release" shall have the meaning set forth in CERCLA.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Seller.

         "Escrow Agreement" shall mean an escrow agreement in substantially the form attached hereto as Exhibit A.

         "Escrow Agent" shall mean Citizens Bank, N.A.

         "Escrow Fund" shall mean the fund established pursuant to the Escrow Agreement and including the amount paid by the Buyer to the Escrow Agent at the Closing pursuant to Section 1.4 and payments, if any, pursuant to Section 1.3(b)(vi).

         "Excluded Assets" shall mean the following assets of the Seller:

(a) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization and existence of the Seller as a corporation;

(b)      all rights relating to refunds, recovery or recoupment of Taxes;

(c) any of the rights of the Seller under this Agreement or under the Ancillary Agreements;

(d)      those assets listed on Schedule 1.1(b) attached hereto;

(e)      all amounts recovered from the Mohave Arbitration; and

(f) for the limited purpose set forth in Section 6.6, the corporate name "Infotech Solutions Corporation".

         "Expected Claim Notice" shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VII.

         "Financial Statements" shall mean:

(a) the audited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows of the Seller as of the end of and for each of the last three fiscal years, and

(b) the Most Recent Balance Sheet and the unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the seven months ended as of the Most Recent Balance Sheet Date.

         "Final Closing Balance Sheet" shall mean the balance sheet determined pursuant to the procedures set forth in Section 1.7(b).

         "GAAP" shall mean United States generally accepted accounting principles.

         "Goodwill Deferred Payment" and "Goodwill Deferred Payments" shall have the meanings set forth in Section 1.3(b) of this Agreement.

         "Goodwill Deferred Payment Date" shall have the meaning set forth in
Section 1.3(b)(vi) of this Agreement.

         "Goodwill Deferred Objection Deadline Date" shall mean the date 20 days after delivery by the Buyer to the Seller of the applicable Statement of Qualifying Revenue.

         "Governmental Entity" shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

         "Gross Margin" shall mean Gross Profit divided by revenue.

         "Gross Profit" shall mean revenue minus Costs of Goods Sold.

         "Indemnified Party" shall mean a party entitled, or seeking to assert rights, to indemnification under Article VII of this Agreement.

         "Indemnifying Party" shall mean the party from whom indemnification is sought by the Indemnified Party.

         "Intellectual Property" shall mean all:

(a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

(b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

(c)      copyrights and registrations and applications for registration thereof;

(d)      mask works and registrations and applications for registration thereof;

(e)      computer software, data and documentation;

(f) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

(g) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

(h)      copies and tangible embodiments thereof.

         "Internal Systems" shall mean the internal systems of the Seller that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

         "Lease" shall mean any lease or sublease pursuant to which the Seller leases or subleases from another party any real property.

         "Legal Proceeding" shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

         "Materials of Environmental Concern" shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

         "Mohave Arbitration" shall mean American Arbitration Association Case Number 11 117 00764 2 styled INFOTECH SOLUTIONS CORPORATION v MOHAVE CELLULAR LIMITED PARTNERSHIP d/b/a MOHAVE WIRELESS, CITIZEN'S MOHAVE CELLULAR.

         "Mohave Contract" shall mean the agreement dated June 1, 2000 between Mohave Cellular and the Seller.

         "Most Recent Balance Sheet" shall mean the unaudited consolidated balance sheet of the Seller as of the Most Recent Balance Sheet Date prepared in accordance with GAAP applied on a basis consistent with the application of GAAP to the Buyer's financial statements.

         "Most Recent Balance Sheet Date" shall mean July 31, 2002.

         "Non-controlling Party" shall mean the party not controlling the defense of any Third Party Action.

         "Objection Deadline Date" shall mean the date 15 days after delivery by the Buyer to the Seller of the Draft Closing Balance Sheet.

         "Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

         "Owned Real Property" shall mean each item of real property owned by the Seller.

         "Parties" shall mean the Buyer, the Parent and the Seller.

         "Pass-Through Revenues" shall mean all revenues for the sale of products or services by the Buyer for which the Gross Margin is less than 25% of such revenues, such as but not limited to, postage, bill printing, hardware and software from third parties and networking costs; provided, that such products or services are separately billed and priced to the customer based upon the Buyer's actual costs incurred.

         "Payment Period" shall mean any period of time for which rent or other payments have been made in advance by the Seller or are to be made in arrears by the Buyer.

         "Permits" shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

         "Purchase Price" shall mean the purchase price of Three Million Five Hundred Thousand Dollars ($3,500,000.00) to be paid by the Buyer for the Acquired Assets at the Closing, as set forth in Section 1.3(a), as it may be adjusted pursuant to Section 1.7, plus all Goodwill Deferred Payments, if any, made pursuant to Section 1.3(b) of this Agreement.

         "Qualifying Revenue" shall mean all revenues recognized by the Parent (on a consolidated basis) from the sale or license of the Voyager Billing Product and related services. However, if the Voyager Billing Product is combined or incorporated into products of the Buyer, then the Qualifying Revenue for such bundled or combined product shall be equal to the amount determined by multiplying (A) times (B) where: (A) equals (i) the prevailing rate of the Voyager Billing Product on a stand-alone basis (using comparable terms and conditions (including, but not limited to, volume and contract length) as the non-Voyager Billing Products included in such bundled or combined product) as of the date of such sale divided by (ii) the total price of the bundled or combined product as of the date of such sale and (B) equals the total price of the bundled or combined product as of the date of such sale.

         The following revenues, however, shall be excluded from Qualifying
Revenue:

                  (i)......Revenues recognized from contracts that the Buyer or an Affiliate of the Buyer acquires from any third party provider of billing services, which contracts are converted to the Voyager Billing Product. Notwithstanding the foregoing, in the event that the Buyer or any Affiliate of the Buyer executes a contract to acquire CBILL, Inc. on or prior to the date that is six (6) months from the Closing Date, and as a result of such acquisition, the Buyer or any Affiliate of the Buyer acquires a post-billing contract with San Luis Obispo, then the following amount shall be included in Qualifying Revenue: $300,000 per year multiplied by the fraction equal to a) number of months in such year that San Luis Obispo is serviced on the Voyager Billing Product divided by b) 12;

                  (ii).....Pass-Through Revenues (provided that the Gross Profit resulting from such Pass-Through Revenues shall be included in Qualifying Revenue); and

                  (iii)....Amounts amortized in any calendar year from those sources resulting from the deferred revenue component of the Final Closing Balance Sheet.

         "Reasonable Best Efforts" shall mean best efforts, to the extent commercially reasonable.

         "Requisite Stockholder Approval" shall mean the approval of the sale of the Acquired Assets by the Seller to the Buyer as contemplated by this Agreement by a majority of the votes represented by the outstanding shares of capital stock of the Seller entitled to vote thereon, or if such stockholder approval is obtained by means of written consent of the stockholders, such approval shall be by 100% of the outstanding shares of capital stock of the Seller.

         "Response" shall mean a written response containing the information provided for in Section 7.3(c).

         "Restricted Employee" shall mean any person who either (i) was an employee of the Buyer on either the date of this Agreement or the Closing Date or (ii) was an employee of the Seller on either the date of this Agreement or the Closing Date and received an employment offer from the Buyer within twenty business days following the Closing Date.

         "Retained Liabilities" shall mean any and all liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) of the Seller which are not Assumed Liabilities. The Retained Liabilities shall include, without limitation, all liabilities and obligations of the Seller:

(a) for income, transfer, sales, use or other Taxes arising in connection with the consummation of the transactions contemplated by this Agreement (including any income Taxes arising as a result of the transfer by the Seller to the Buyer of the Acquired Assets;

(b) for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

(c)      under this Agreement or the Ancillary Agreements;

(d) for any Taxes, including, without limitation, deferred taxes or taxes measured by income of the Seller earned prior to the Closing, any liabilities for federal or state income tax and FICA taxes of employees of the Seller which the Seller is legally obligated to withhold, any liabilities of the Seller for employer FICA and unemployment taxes incurred, any liabilities of the Seller for sales, use or excise taxes or customs and duties and any liabilities and obligations of the Seller for income, transfer, sales, use or other Taxes arising in connection with the consummation of the transactions contemplated by this Agreement;

(e)      under any agreements, contracts, leases or licenses which are listed on
 Schedule 1.1(b) and any liabilities or expenses relating thereto or arising therefrom;

(f) arising prior to the Closing under the Assigned Contracts, and all liabilities for any breach, act or omission by the Seller prior to the Closing under any Assigned Contract;

(g)      arising out of or related to the Excluded Assets;

(h) for repair, replacement or return of products manufactured or sold prior to the Closing, except to the extent set forth in clause (d) of the definition of Assumed Liabilities;

(i) arising out of events, conduct or conditions existing or occurring prior to the Closing that constitute a violation of or non-compliance with any law, rule or regulation (including Environmental Laws), any judgment, decree or order of any Governmental Entity, or any Permit or that give rise to liabilities or obligations with respect to Materials of Environmental Concern;

(j) to pay severance benefits, if any, to any employee of the Seller (other than the severance obligations to Susan Benemann and James T. Hunt pursuant to those certain Severance Agreements of the Seller dated April 25, 2002 and August 31, 2001, respectively) whose employment is terminated (or treated as terminated) in connection with the consummation of the transactions contemplated by this Agreement, and all liabilities resulting from the termination of employment of employees of the Seller prior to the Closing that arose under any federal or state law or under any Employee Benefit Plan established or maintained by the Seller;

(k) to indemnify any person or entity by reason of the fact that such person or entity was a director, officer, employee, or agent of the Seller or was serving at the request of the Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

(l) injury to or death of persons or damage to or destruction of property occurring prior to the Closing
(including any workers compensation claim);

(m) for medical, dental and disability (both long-term and short-term benefits), whether insured or self-insured, owed to employees or former employees of the Seller based upon (A) exposure to conditions in existence prior to the Closing or (B) disabilities existing prior to the Closing (including any such disabilities which may have been aggravated following the Closing);

(n) all liabilities of the Seller arising out of any claim, suit, action, arbitration, proceeding, investigation or other similar matter which commenced or relates to the ownership of the Acquired Assets on or prior to the Closing, including without limitation any obligations or liabilities arising out of the matters disclosed in Section 2.18 of the Disclosure Schedule and any litigation related thereto or arising out of the subject matter thereof;

(o) arising out of or relating to the Mohave Contract that accrued, or otherwise relate to the conduct of the Seller in connection therewith, prior to the Closing Date, including without limitation, (i) any and all liabilities or obligations of the Seller that are assessed, whether before or after the Closing, in the Mohave Arbitration and (ii) any legal or other expenses incurred by the Seller, whether before or after the Closing in connection therewith; and

(p) all liabilities and obligations of the Seller arising out of events, conduct or conditions existing or occurring prior to the Closing that constitute or allegedly constitute an infringement in violation of, or constitute or allegedly constitute a misappropriation of, any Intellectual Property rights of any other person or entity; and

(q) for any contribution, benefit, expense, tax or other cost arising in connection with any Employee Benefit Plan of the Seller or any Affiliate of the Seller.

          "Security Interest" shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens,
(ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Seller and not material to the Seller.

         "Seller" shall have the meaning set forth in the first paragraph of this Agreement.

         "Seller Certificate" shall mean a certificate to the effect that each of the conditions specified in clause (a) of Section 5.1 and clauses (a) through
(d) (insofar as clause (d) relates to Legal Proceedings involving the Seller) of
Section 5.2 is satisfied in all respects.

         "Seller Intellectual Property" shall mean the Intellectual Property owned by or licensed to the Seller and covering, incorporated in, underlying or used in connection with the Customer Deliverables or the Internal Systems.

         "Seller Material Adverse Effect" shall mean any material adverse change, event, circumstance or development other than changes, events, circumstances or developments that affect the Seller's industry or the economy in general with respect to, (i) the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Seller, or (ii) the ability of the Buyer to operate the business of the Seller immediately after the Closing. For the avoidance of doubt, the parties agree that the terms "material", "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Seller Material Adverse Effect.

         "Seller Plan" shall mean any Employee Benefit Plan maintained, or contributed to, by the Seller or any ERISA Affiliate.

         "Software" shall mean any of the software owned by the Seller.

         "Sokoloff Agreement" shall mean the agreement dated January 4, 2002 between the Seller and Pasco Business Trust d/b/a Peter A. Sokoloff & Co.

         "Statement of Qualifying Revenue" shall have the meaning set forth in
Section 1.3(b)(iv) of this Agreement.

         "Subsidiary" shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Seller (or another Subsidiary) holds stock or other ownership interests representing
(a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

                  "Superior Proposal" shall mean any unsolicited, bona fide written proposal made by a third party to acquire substantially all the equity securities or assets of the Seller, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which the Company Board determines in its good faith judgment to be materially more favorable from a financial point of view to the holders of capital stock of the Seller than the transactions contemplated by this Agreement (after consultation with the Seller's financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement) and (ii) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

         "Taxes" shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, assets, sales, use, transfer, withholding, employment, unemployment, insurance, unemployment compensation, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise, net worth, capital stock, gains and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

         "Tax Returns" shall mean all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

         "Third Party Action" shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VII.

         "Unresolved Objections" shall have the meaning set forth in Section 1.7(b)(ii).

         "Voyager Billing Product" shall mean the Seller's billing product as more fully described on Schedule 9 attached hereto as such product exists on the Closing Date and later versions or releases thereof.

         "Working Capital" shall mean the excess of the current assets over the current liabilities, as shown on the applicable balance sheet. Without limiting the generality of the foregoing, all accounts receivable of the Seller in excess of 120 days shall be excluded from the "current assets" when calculating the Working Capital.

ARTICLE X

                            MISCELLANEOUS

10.1 Press Releases and Announcements. Neither Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise and consult with the other Party and provide it with a copy of the proposed disclosure prior to making the disclosure).

10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, with respect to the subject matter hereof.

10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided that the Buyer may assign some or all of its rights, interests and/or obligations hereunder to one or more Affiliates of the Buyer; provided that, Parent shall remain liable for all obligations of Buyer hereunder regardless of an assignment to an Affiliate. Seller may not assign any rights or obligations of the Seller to its shareholders until April 1, 2006.

10.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
This Agreement may be executed by facsimile signature.

10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Seller:                             Copy to:

Infotech Solutions Corporation                Jensen, Baird, Gardner & Henry
One Post Office Square                        10 Free Street
Westbrook, ME  04092                          P.O. Box 4510
Attn: President                               Portland, ME 04112
                                              Attn: Frank H. Frye, Esq.


If to the Buyer:                              Copy to:

BCGI Billing Services, Inc.                   Hale and Dorr LLP
100 Sylvan Road, Suite 100                    1100 Winter Street
Woburn, MA  01801                             Waltham, MA 02451
Attn: General Counsel                         Attn: Michael D. Bain, Esq.

         Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

10.8 Governing Law. This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Massachusetts.

10.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Maine Business Corporation Act. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by either Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

10.11 Expenses. Except as set forth in Section 1.7, Article VII and the Escrow Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Seller's costs and expenses (including legal fees and expenses and the fees and expenses owed under the Sokoloff Agreement) incurred by it or on its behalf in connection with this Agreement or the transactions contemplated hereby will be paid by Seller out of the proceeds of the Purchase Price on or after Closing.

10.12 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement (including Sections 6.1, 6.2 and 6.3) are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.

10.13    Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

(b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) Any reference herein to "including" shall be interpreted as "including without limitation".

(d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

10.14 Dispute Resolution. Any dispute arising under this Agreement (other than claims in which any Party seeks specific performance, injunctive relief or another equitable remedy or the enforcement of any arbitrator's decision hereunder) shall be resolved in accordance with any dispute resolution procedures applicable to such dispute as specifically set forth herein, provided that if no specific dispute resolution procedure has been provided for any particular dispute that arises hereunder, then such dispute shall be resolved by binding arbitration in the same manner in which a Dispute is resolved pursuant to Section 7.3(e) of this Agreement.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                   BOSTON COMMUNICATIONS GROUP, INC.


                                   By:  /s/ E.Y. Snowden____________________
                                   Title:  President_________________________


                                   BCGI BILLING SERVICES, INC.


                                   By:  /s/ E.Y. Snowden____________________
                                   Title:  President_________________________


                                  INFOTECH SOLUTIONS CORPORATION

                                  By:  /s/ David Packhem___________________
                                  Title:  President_________________________


         The following stockholders of the Seller hereby execute this Agreement for the limited purpose of agreeing to and becoming bound by the provisions of
Section 4.3(c).



                                  /s/ David Packhem________________
                                  David N. Packhem, Jr.



                                  /s/ H. William Oliver______________
                                  H. William Oliver



                                  /s/ Allan Fairfield_________________
                                  Allan L. Fairfield